Reply Attention of	William L. Macdonald
Direct Tel.	604.643.3118
EMail Address	wlm@cwilson.com
Our File No.	27667-1 / CW1409819.1

September 14, 2007

Service Air Group Inc. (NJ, USA)
7164 - 120th Street
Surrey, BC V3W 3M8

Attention:    Mohammad Sultan

Dear Sirs:

    Re:       Service Air Group Inc.. - Registration Statement on Form SB-2/A filed on September 14, 2007

We have acted as counsel to Service Air Group Inc. (the "Company"), a New Jersey corporation, in connection with the preparation of an amended registration statement on Form SB-2 (the "Registration Statement") through which up to 5,750,000 shares of the Company's common stock (the "Registered Shares"), $0.001 par value, are being registered pursuant to the Securities Act of 1933, as further described in the Registration Statement filed on September 14, 2007.

In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)           Articles of Incorporation of the Company;

(b)           Bylaws of the Company;

(c)           Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

(d)           The Registration Statement; and

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(e)           The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares, if and when issued as described in the Prospectus, will be duly and validly authorized and, if and when issued, will be issued as fully paid and non-assessable.

This opinion letter is opining upon and is limited to the current federal laws of the United States and the New Jersey Business Corporation Act, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws be changed after the effective date of the Registration Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc:         United States Securities and Exchange Commission